Exhibit 10.19

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SITIME - BOSCH

AMENDED AND RESTATED MANUFACTURING AGREEMENT

This Amended and Restated Manufacturing Agreement (hereinafter the “Agreement”) is entered into as of 23 - Feb, 2017 (the “Effective Date”), by and between SiTime Corporation, a Delaware corporation, having its principal place of business at 5451 Patrick Henry Drive Santa Clara, CA 95054, (“SiTime” or “Buyer”) and Robert Bosch LLC, a Delaware limited liability company having its principal place of business at 38000 Hills Tech Drive, Farmington Hills, Michigan 48331 (“Bosch” or “Seller”). Buyer and Seller each may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Buyer is engaged in, among other things, the business of developing, designing, manufacturing and selling integrated circuits and wafers in the semiconductor marketplace; and

WHEREAS, Buyer is currently producing and in the process of designing and developing new product line(s), including CMOS and MEMS products and devices in the semiconductor and related industries; and

WHEREAS, Seller and/or its Affiliated Companies is (are) engaged in, among other things, the business of designing and manufacturing MEMS devices, and wafers; and

WHEREAS, the Parties entered into a Manufacturing Agreement effective on June 5, 2009 (the “Original Agreement”), whereby Seller supplies to Buyer certain Products manufactured using the [*] provided by Buyer and provides manufacturing Services (each as defined herein) for Buyer; and

WHEREAS, the Parties desire to amend and restate the Original Agreement to lengthen the Term of the Agreement and incorporate certain other clarifications and changes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.0    DEFINITIONS

1.1    Acceptance: Products are considered accepted only after they have strictly met and complied with Wafer Acceptance Criteria provided in this Agreement or in specific Purchase Specifications to be mutually agreed upon. Delivery, payment, shall not constitute Acceptance under the terms of this Agreement.

1.2    Affiliated Company: means, any entity which controls, is controlled by or under common control with a Party. For the purpose of this definition “controls, is controlled by or under common control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies within, by contract or through the ownership of voting securities, partnership, membership or similar interest.

1.3    Confidential Information: means (a) patents, patent applications, trade secrets, inventions, discoveries, ideas, concepts, methods, techniques, “know-how,” processes, procedures, designs, devices, drawings, materials, specifications, algorithms, software programs, software source documents, models, studies, data, documentation, diagrams, research, improvements, development plans, products,

Si-Time—Bosch: Master Agreement

customer lists, pricing, sales and marketing plans, business forecasts, and financial information of or relating to the disclosing Party or similar information provided by disclosing Party, as well as all copies, summaries, analyses, compilations, forecasts, studies or other documents prepared thereof by receiving Party or its employees, agents or representatives in connection with this Agreement (whether received in writing, orally, visually, electronically, machine readable or other tangible form or by any other means and whether received before or after the date hereof);and (b) the terms, conditions and existence of this Agreement; provided, however, that “Confidential Information” shall not include information that: (i) was or becomes generally known or available in the public domain through no fault of the receiving Party; (ii) was known at the time of disclosure and had already been reduced to tangible form by the receiving Party at the time of disclosure and is not subject to restriction; (iii) was independently developed by the receiving Party without any use of the Confidential Information of the discloser and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development; (iv) becomes known to receiver from a source other than the discloser without breach of this Agreement by receiver and in a manner which is otherwise not in violation of discloser’s rights; (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; provided that the receiver shall provide reasonable advance notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

1.4    Development Wafer(s): means (i) Wafers manufactured until the Parties mutually agree to [*] for the certain Product Type and initiate Pre-Production Wafers, (ii) untested Wafer(s) that [*], (iii) Wafers of a new Product Type produced on [*] released only for different Product Type(s), or (iv) such other Wafers that the Parties agree shall be classified as Development Wafers.

1.5    Die: means an individual chip containing either a MEMS function, integrated circuit or both monolithic integrated.

1.6    Exhibits(s): Documents containing information and specifications that are part and parcel of, and fully incorporated into, this Agreement.

1.7    Facilities: the physical manufacturing facility of Seller’s Affiliated Company located at Reutlingen Germany and such other facilities identified by Seller provided that the areas which are essential for production of the Products for Buyer have been qualified and approved by Buyer in writing.

1.8    Forecast(s): The quantity of Products or Services that Buyer reasonably anticipates it may purchase during a specified time to assist Seller with its planning as provided under this Agreement.

1.9    Intellectual Property: All past, present and future intellectual property rights of a Party throughout the world, including all rights, title and interest in patents, patent applications, industrial designs, copyrights, mask works, trade secrets, technical “know-how”, moral rights, modifications and derivations of any of the foregoing, and all Inventions, discoveries, ideas, technology, design, processes, formulas, production methods, techniques, concepts and embodied or incorporated in the Product, and the Confidential Information of a Party. Excluded shall be trademarks, names domains etc.

1.10    Inventions: All discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, algorithms, designs, ideas, creations, works, processes, methods, computer programs, strategies, specific technical know how and data, whether or not patentable or registrable under patent, copyright or similar statutes anywhere in the world, that are generated, created, conceived, reduced to practice or learned (collectively “created”) as a result of the work being performed under this Agreement, regardless of whether it is incorporated in the design or function of the Products, or is created or discovered as part of the performance of Services, and all documentation associated therewith.

SiTime—Bosch: Development and Manufacturing Agreement

1.11    Lead-Time: The number of calendar weeks or calendar days, representing the time from the date a Purchase Order is issued for Products and/or Service to the date the Products are provided for pick-up service ex Reutlingen.

1.12    Lot: A group of Wafers which are processed simultaneously. Each Lot will be assigned a specific alpha/numeric identification that distinguishes it from any other group that contains the same type of Die so that each Lot can be separately identified.

1.13    Pre-Production Wafers: Wafers that have been manufactured with [*] but the Product Type have not been Released to Production by both parties. The primary purpose of Pre-Production Wafer lots is to [*] needed to have a [*] Released to Production. Parties shall agree on a preliminary ramp up specification/pre-production wafer specification for each Product Type.

1.14    Product(s): means Wafers, which Seller produces, implements, and/or manufactures (or which is produced, implemented and/or manufactured by Seller’s Affiliated Company on Seller’s behalf) and sells to Buyer as set forth in Exhibit A Section 1 of this Agreement. Products also include any documentation created by Seller and provided to buyers of such Products.

1.15    [*]: The [*] is a [*] contributed by SiTime and proven adequate for [*] for SiTime’s Products that will be used by Bosch to manufacture Buyer’s Products.

1.16    [*] Specification: Detailed description and table of specification, attached hereto in Exhibit “E”.

1.17    Production Wafers: Wafers manufactured and produced by [*] supplied by Buyer, to be finally and mutually released by both parties, in full compliance with the [*] Specifications that is attached hereto in Exhibit “E”.

1.18    Purchase Order: An order issued by Buyer to Seller for the Products, generally including, but not limited to, the Products and/or Service descriptions, purchase price, quantities, delivery date, and delivery point. Buyer may issue blanket Purchase Orders or discrete Purchase Orders.

1.19    Released to Production: [*] is deemed released to production by Buyer and Seller if Pre-Production Wafers are characterized and prove to be in compliance with the [*] Specification, using standard statistical criteria for [*] as described in Exhibit “E”, as mutually agreed by the Parties.

1.20    Service(s): The work to be performed by Seller, including, but not limited to [*], [*], production, Foundry Services (as defined in Exhibit “A” Section 2), and support, as set forth in the Exhibits to this Agreement.

1.21    Statement of Work, or, Scope of Work: The document attached as Exhibit A to this Agreement describing the work to be performed by Seller.

1.22    Product Type: means Products defined by a unique part number and produced according to an unique specification (such as [*] and [*]).

1.23    Wafer: means [*] diameter silicon wafer containing integrated circuits. The definition of Wafers includes Production Wafers, Pre-Production Wafers and Development Wafers.

1.24    Wafer Acceptance Criteria: have the meaning provided in Exhibit “B”.

SiTime—Bosch: Development and Manufacturing Agreement

2.0    TERM AND SCOPE OF AGREEMENT

2.1    This Agreement shall be effective for a period of ten (10) years from the Effective Date, unless terminated earlier in accordance with Section 14 (the “Initial Term”). Unless otherwise terminated prior to expiration as provided herein, the Initial Term and any renewal term shall automatically renew unless one Party notifies the other of its intent not to renew at least three (3) years prior to the expiration of the then-current term subject, however, to the provisions of this Agreement relating to amendment, modification and termination thereof.

2.2    Buyer is permitted to submit Purchase Orders per Rolling Forecast (as defined in 12.1) and under consideration of the Lead Times for deliveries to be fulfilled up to [*] after the written notice of termination of this Agreement by either party in accordance with section 14.1. Such Purchase Orders shall be filled upon acceptance in accordance with Section 4 hereof, or for such longer period as may be required to fulfill the Purchase Orders and delivery of the Products as set forth in the relevant Purchase Orders and mutually agreed upon between the parties.

2.3    Buyer may also submit a Purchase Order representing a last time buy of a Product(s) (“Last Time Buy Order”) up to [*] after the written notice of termination of this Agreement by either party in accordance with section 14.1 or [*] after any discontinuance of a Product Type (whichever is earlier), and Seller shall supply such Product(s) in accordance with this Agreement. A Last Time Buy Order is limited to [*] in the [*] prior to the date of the Last Time Buy Order. Delivery of the Product(s) in a Last Time Buy Order will occur within [*] after the Last Time Buy Order is placed unless the production of the parts ordered in the Last Time Buy reasonably requires a longer period or otherwise agreed between the Parties.

2.4    Seller may discontinue a Product Type by [*] advance written notice to Buyer. Buyer may place Last Time Buy Orders for discontinued Product Types according section to 2.3. Notwithstanding the first sentence of this Section 2.4, if the overall quantity of a [*] drops below [*] Wafers per [*] Seller is permitted to discontinue delivery [*] after notice of discontinuation.

2.5    This Agreement is limited only to the supply of the specification of Products by SiTime and manufacture of Products by Bosch. The terms and conditions contained herein or in any exhibit or attachment hereto (including, without limitation, all Scopes of Work or Statements of Work) shall, in all instances, be construed to apply only to such Products. The Parties, however, may subsequently agree to extend the terms and conditions of this Agreement to the manufacture of Products by executing additional exhibits or attachments hereto expressly setting forth such intent.

3.0    PRICING

3.1    Accepted Pricing. All of Buyer’s Purchase Orders for Products and/or Services which are accepted by Seller shall be filled at the prices set forth in the respective latest valid agreed to quotation. Such quote covers [*] of [*]. At [*] Bosch will submit a new quotation for the following [*] of [*]. For the avoidance of doubt [*] for [*] which are already covered in the previous quote will stay the same in the new quote.

3.2    Cost Reduction Plans. The Parties shall cooperate to develop and implement cost reduction plans for the Products.

3.3    Tooling Costs. If requested [*] will require the Seller to incur additional tooling costs, the Parties shall negotiate the Wafer price impact of these extra costs in good faith.

SiTime—Bosch: Development and Manufacturing Agreement

3.4    Pricing in U.S. Dollars. Unless otherwise mutually agreed in a separate writing signed by both Parties, all prices pertaining to this Agreement shall be paid in U.S. dollars.

3.5    Costs, Expenses and Investment of Resources. Except as otherwise set forth in this Agreement, each Party understands and agrees that it shall be responsible for and shall bear its own costs and expenses arising from the performance of its obligations hereunder.

3.6    Taxes.

(a)    All applicable taxes, including, but not limited to, sales/use taxes, transaction privilege taxes, gross receipts taxes, and other charges, such as duties, customs, tariffs, imposts, and government imposed surcharges, and such taxes and/or other charges shall be stated separately on Seller’s invoice to Buyer. Seller shall remit all such charges to the appropriate tax authority on Buyer’s behalf, unless Buyer provides sufficient proof of tax exemption.

(b)    In the event that Buyer is prohibited by law from making payments to Seller unless Buyer deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then Buyer shall duly withhold such taxes and shall pay to Seller the remaining net amount after the taxes have been withheld. Buyer shall not be required to reimburse Seller for the amount of such taxes withheld. When property is delivered and/or Services are provided, or the benefit of Services occurs within jurisdictions in which Seller’s collection and remittance of taxes is required by law, Seller shall have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event Seller does not collect tax from Buyer, and is subsequently audited by any tax authority, liability of Buyer will be limited to the tax assessment, with no reimbursement for penalty or interest charges. Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including, but not limited to, business and occupation taxes.

4.0    PRODUCTION PLANNING, QUALIFICATION AND MANUFACTURING

4.1    Engineering and Production Phase-In: If in accordance with Section 2.5 the Parties agree to include additional Products or [*] or [*] of existing [*], then Buyer shall disclose to Seller the [*] and [*] Specification(s) (as set forth below in Section 4.1(d)) for Buyer’s applicable Product Types. Buyer shall also provide Seller with the necessary information such as [*]. The Parties agree to cooperate and communicate on a regular basis to get Seller’s facility ready to produce and manufacture the Products. The Parties agree to provide on-site engineer(s) if needed and/or as may be reasonably requested by a Party during the engineering and launch phase for such additional Product Types in order to efficiently bring up production at Bosch.

(a)    Both Parties agree to respond to inquiries or reasonable requests for acknowledgement or approval from other Party within [*] from receipt of request. The Parties agree to use commercially reasonable efforts to agree on any plan presented within [*] from presentation to the other party.

(b)    [*] Specification. Seller shall run in pre-production mode until Seller submits the [*] to Buyer for approval, which approval shall not be unreasonably withheld or delayed. Upon receipt of Buyer’s approval, the [*] shall be Released to Production and the Parties shall work together to timely implement and effectuate such Release to Production and mutually agree on the final [*] Specifications. The Seller shall implement the [*] in strict compliance with and as specified in the [*] Specification; provided, however, that Seller may implement such adjustments as necessary to fit Seller’s process.

SiTime—Bosch: Development and Manufacturing Agreement

(c)    Buyer Initiated Release. In the event Seller does not deem the [*] ready for Release to Production and Buyer instructs such Release to Production (“Buyer Initiated Release”), Seller shall nonetheless work with Buyer to implement and effectuate such Release to Production and Buyer hereby agrees to reimburse Seller for all costs incurred arising out of such Buyer Initiated Release, as well as release, defend, indemnify and hold Seller, its affiliates, subsidiaries, agents, employees or contractors harmless from and against any and all damages, claims, losses, demands, penalties, or liabilities and expenses (including attorneys’ fees) arising out of or in connection with the same.

(d)    Seller and Buyer shall mutually approve and maintain [*] required for [*] to enable proper [*] leading to structures fulfilling the [*] Specifications and [*].

4.2    Production Planning. Buyer shall provide Seller with a [*] rolling purchase Forecast for each Product Type according to the Seller’s [*] output. Buyer will update Forecast as described in Section 12.1(a).

4.3    Purchase Agreement. Seller shall manufacture the Products in strict accordance with this Agreement and the respective valid specification, subject to any engineering or process changes that are mutually agreed between the Parties.

4.4    Seller Provided Design, Technology, Labor, Materials and Facilities. Unless otherwise agreed upon in writing by the Parties to this Agreement, Seller shall provide all of the Facilities, tools, equipment, machines, process flow, manufacturing technology, labor, and material which are required according to Sellers opinion for the production of the Products and Services.

4.5    Lead-times. Seller shall meet with Buyer on a regular basis (either face-to-face or via telephone conferences), unless otherwise agreed, to discuss and review options that Seller can implement to effect reductions in Lead-times to allow improved flexibility in ordering and delivery. The agenda for each meeting will include identification of such options, and the schedules and status for implementation of such Lead-time options. Seller shall use commercially reasonable efforts to implement any plans for reduction in Lead-times, including making demonstrated efforts to manage its supply chain to effect Lead-time reductions.

4.6    [*] Specification Changes. [*] Specification changes shall be disclosed, investigated and mutually agreed to by the Parties in writing prior to being implemented as provided in this Section 4.6. Bosch agrees that in the case of end-product quality or end-customer relevant issues, SiTime shall control the approval of and make final decisions for major [*]. Buyer acknowledges and agrees that Seller may internally implement minor changes that do not materially impact the [*] Specification (e.g. [*]). If a [*] by Buyer may cause an increase of cost, the implementation of such change is subject to the Parties approval. The Parties must agree upon on how to handle such additional costs before such [*] is implemented.

4.7    [*] Records. Seller shall maintain, for a period of [*] from the date that any [*] was performed, accurate records describing in detail such [*] on a [*] basis. Seller shall give Buyer the right, during the Seller’s normal business hours and upon reasonable notice, to inspect any of the Seller’s [*] documents, books, reports and/or records upon reasonable request and mutual agreement.

4.8    Purchase and Manufacturing [*] Commitments. Bosch agrees to supply, and Buyer agrees to source, Buyer’s [*] and [*] requirements for Products that are set forth in this Section

(a)    Purchase Commitments. For each [*] during the Term of this Agreement, Buyer commits to purchase Products from Seller in [*] that are [*] (the “Product Purchase Commitment”). The

SiTime—Bosch: Development and Manufacturing Agreement

Product Purchase Commitment shall be [*] for the [*] upon the occurrence of any of the following: (i) Seller’s delivery of the Products [*] more than [*] on [*] in a [*], and an appropriate [*] has not been agreed to by the Parties and implemented by Seller within [*] after [*]; (ii) Buyer’s [*] for the Products exceeds Seller’s manufacturing capacity, provided that Seller shall have up to [*] to increase its capacity so that Buyer’s [*] is [*] and the Product Purchasing Commitment shall only be [*] if this [*] has expired; or (iii) Seller’s [*] of the Product is not [*] with a bona fide [*] for [*] of Products from an alternative supplier and Seller cannot prove the [*] within [*] after notice from Buyer. In order to invoke the foregoing clause (iii) for [*], Buyer is required to prove the [*] of Seller via [*]. If Seller subsequently makes a [*] for Products for which the Product Purchase Commitment has been [*] due to [*], then the Product Purchase Commitment will be [*] within no more than [*] after such [*] issued.

(b)    Manufacturing Commitments. With respect to the capacity requirement set forth in clause (ii) of Section 4.8(a) above, Seller shall provide a [*] forecast. During the Term of this Agreement, Seller shall commit to the available capacity for [*] based on Buyer’s forecasted requirement of the Products. For the following [*] of the [*] forecast, Seller shall provide a capacity forecast to Buyer, based on Buyer’s forecasted requirement of Products. If the forecasted capacity of Seller will not meet the forecasted requirement of Buyer, the Parties will negotiate and enter into a written investment protection agreement limited to proprietary tools that are reasonably necessary to allow Seller to increase capacity in order to meet Buyer’s forecasted requirements

4.9    Accelerated Supply. It is anticipated that an accelerated Lead Time may occasionally be required to serve the needs of Buyer, and in such instances, Bosch shall, upon mutually agreed upon terms and conditions, use commercially reasonable efforts to accelerate the schedule of production for Products or Risk Wafers and/or [*] in order to meet Buyer’s needs. Seller shall present to Buyer the conditions under which it can fulfill any request for accelerated Lead Times.

4.10    Wafer Lead-Times. The Lead-Time for Pre-Production and Production Wafers is as set forth in Exhibit “C”; the target Lead-time is also set forth in Exhibit “C”. Seller agrees that the target for Development Wafer Lead Times is as set forth in Exhibit “C” unless otherwise agreed.

5.0    [*] IMPLEMENTATION

5.1    Product Supply Schedule: The Parties agree that the attached Exhibit “D”, Product Supply Schedule, applies to current Products and Services and is limited to the scope set forth in Section 2.3 hereof. For each new Product or new integration parties shall amend the agreement in writing.

5.2    Joint Cooperation and Collaboration. Bosch and SiTime shall work together to implement [*] in accordance with this Agreement and pursuant to the agreed upon Scopes of Work entered into between the Parties, and shall use commercially reasonable efforts to accomplish various mutually agreed upon milestones. Each party agrees to cooperate and work together collaboratively as expeditiously as reasonably possible, in its discretion, with the other Party to undertake the implementation activities with the objective of completing the projects. The Parties shall discuss and review the status of the implementation activities on at least a [*] basis.

5.3    Implementation Milestones and Schedule. The achievement of milestones shall be the joint responsibility of the Parties. Each Party shall provide appropriate resources, as reflected in the Statement of Work, to complete the specific implementation on schedule. The program management team will be primarily responsible to ensure that the implementation efforts proceed on schedule and will notify the project manager in the event of a significant delay in the implementation activities. The Parties shall take appropriate steps to address such delays, which may include, without limitation: increasing the resources on the project, obtaining assistance from third parties, modifying the scope of the project, or modifying the schedule.

SiTime—Bosch: Development and Manufacturing Agreement

5.4    Deliverables. The Parties shall exercise commercially reasonable efforts to ensure that all deliverables conform to the acceptance criteria mutually agreed upon in the Statement of Work. The Project manager will send a notice to each Party describing any non-conformance. Any non-conformities will be corrected as soon as possible and the deliverable will be further tested. The milestone will be deemed completed only upon delivery of a conforming deliverable.

5.5    Progress Reports. Seller agrees to generate a progress report on regular basis. Each report shall describe the status of the Project, including but not limited to:

(a)    Assessment of the current Project schedule outlook in comparison to milestones;

(b)    Short description of technical problems, issues or roadblocks encountered and identification of technical decisions that need to be made;

(c)    Recommendations for resolving outstanding issues and making pending decisions; and

(d)    Proposed recovery method for addressing any delays in the schedule.

5.6    Cancellation of Implementation Projects for Convenience. If Buyer cancels a project, Seller shall immediately stop incurring costs on that project and Buyer shall be liable to Seller for all costs incurred by Seller on that project up to the cancellation date and all costs resulting from the cancellation.

5.7    Assumption of Risk. Each Party understands and acknowledges that, except as expressly provided herein, it uses any technology delivered or licensed to it “AS IS” and at its own risk, without recourse against the other Party.

6.0    WARRANTY

6.1    Warranty and Remedies. Seller represents and warrants to Buyer that all Products provided by Seller hereunder shall have been manufactured in accordance with the [*], in conformity with the [*] Specifications, and in accordance with all good industry practices customary for the semiconductor industry. This warranty lasts for [*] after Seller delivers the Products. Seller does not warrant that the Products will be free from defects, be error-free, or operate in combinations with equipment, devices, software, systems or any other product. If, during [*], (a) Seller is notified, in writing and promptly upon discovery, of any non-conformity in the Products, including a detailed description thereof, (b) such Products are returned to Seller, and (c) such Products are indeed non-conforming and not caused by accident, abuse, misuse, neglect, improper installation or packaging, repair or alteration by Buyer or Buyer’s customer, or improper testing or use contrary to any instructions given by Seller (collectively, “Abuse or Misuse”), then Seller shall, at its option, either repair, replace, or credit Buyer for such non-conforming Products. Seller shall return any Products repaired or replaced under this warranty to Buyer transportation prepaid, and shall reimburse Buyer for the transportation charges paid by the Buyer for returning such defective Products to Seller. The performance of this warranty shall not act to extend the [*] warranty period for any Products repaired or replaced beyond that period applicable to such Products as originally delivered. Unless otherwise expressly agreed to the contrary by Seller and Buyer in writing prior to shipment, there is no warranty for Pre-Production Wafers or Development Wafers. Buyer’s approval of Seller’s material or design shall not be deemed to be a waiver of the warranty obligations set forth in this Section, nor will Buyer’s approval or Acceptance of any Products that do not meet the Specifications relieve Seller of its warranty obligations. Any waiver hereunder shall not be deemed to be a waiver of future enforcement of this Section.

SiTime—Bosch: Development and Manufacturing Agreement

6.2    Authority. Each of the Parties hereto hereby represents and warrants as follows:

(a)    this Agreement is a legal, valid and binding obligation of the party and is enforceable against the Party;

(b)    the execution and delivery of this Agreement by the Party, and the performance by the Party of the terms of this Agreement, do not conflict with, or result in, a violation of any agreement, instrument, order, writ, judgment or decree to which the Party, or any of its agents, is a Party or is subject;

(c)    it has secured all licenses, consents and authorizations from third parties necessary in the performance of its obligations hereunder.

6.3    Intellectual Property Representations: Each Party represents and warrants that to the best of its knowledge, it owns or controls its respective Intellectual Property and that it has the right to grant the licenses granted under this Agreement. Buyer further represents and warrants that it has no knowledge that the making, using or manufacturing, of the Products herein infringes the patent of any third party. Notwithstanding the above, each Party disclaims any warranty of validity or enforceability of any patents provided or used herein. The representations and warranties in Section 5 of the License and Technical Assistance Agreement are hereby restated as of today’s date and incorporated by reference herein, as to Seller’s current processes, as used for the making, using, manufacturing or having manufactured of the MEMS COMPONENTS (as defined in such License Agreement) manufactured under this Agreement in the [*] (as defined in such License Agreement).

6.4    Compliance with Laws. Each Party represents and warrants that it shall perform the obligations under this Agreement in a manner that complies with all applicable laws. Each Party shall cooperate with, and provide information to the other as may be reasonably requested to enable the other Party to comply with all applicable laws. Neither Seller nor any of its subsidiaries will export/re-export any technical data, process, product, or service, directly or indirectly, to any country for which the U.S. government or any agency thereof requires an export license or other government approval without first obtaining such license. In addition, Seller agrees not to provide foreign nationals from controlled countries as employees or contractors for work on any Buyer site. In complying with the laws, it is understood and agreed that the Products shipped to all Buyer sites worldwide must be of a common configuration for use by all Buyer sites worldwide. The compliance with any and all product safety requirements described in the Agreement is in the obligation of the Buyer. Any exception must be mutually agreed to and documented in a configuration specification as a site-specific option.

6.5    DISCLAIMERS. EXCEPT FOR ANY EXPRESS WARRANTY SET FORTH IN THIS SECTION 6, NEITHER PARTY MAKES ANY WARRANTIES IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT

6.6    Survival. All of the above warranties and any indemnity obligations under this Agreement shall survive any delivery, inspection, acceptance, payment, or resale of the Products.

SiTime—Bosch: Development and Manufacturing Agreement

7.0    INSPECTION, PRODUCTION AUDIT AND ACCEPTANCE TESTING

7.1    Inspection and Acceptance Testing

(a)    Right to Monitor Production. Upon advance written notice and during business hours, Seller shall allow and cooperate with foundry production audits from SiTime and/or SiTime’s customers, however limited to the areas and [*] which are relevant for this Agreement, during the term of this Agreement. The Parties shall agree upon the number of audits necessary during [*] of the Products upon reasonable request and mutual agreement. Seller shall grant to Buyer and/or Buyer’s customers (a) the right to inspect and monitor production at the Facility, (b) the right to conduct quality audits of the Facility, and (c) the right to perform monitoring tests (at Buyer) and to recommend disposition/corrective action, to the same extent, and subject to the same terms and conditions as from time to time deemed reasonably necessary by Buyer.

(b)    Compliance to Agreement. Seller and Buyer shall be responsible for complying in all respects with the requirements described in this Agreement. Seller shall not modify the agreed upon specifications for any Products or Service without the prior written approval of Buyer.

(c)    Acceptance of Products. Wafer acceptance criteria is based on [*] and [*] as set forth in Exhibit B. If Buyer finds products defective despite products being in accordance with these test criteria as set forth in Exhibit B, Buyer shall promptly notify Seller of defective Products. If the defectiveness can be attributed to a production error or a change from the agreed upon [*] without informed consent, Buyer may reject the defective products. If Products are rejected by Buyer as not conforming to the Agreement within [*] of Delivery, then Buyer may give written notice to Seller of the failure. After [*] after Delivery, Products will be deemed as accepted by Buyer. Buyer also agrees that the use of Products will be deemed as acceptance of Products. Seller shall have [*] from date of receipt of notice of non-conformance to meet the acceptance criteria. If Products do not meet the acceptance criteria within [*] of Seller’s receipt of such notice. Buyer may in addition to all other rights and remedies, at Buyer’s option, either: (i) return the Products for a full refund; or (ii) have the Products replaced with new Products as soon as possible of Buyer’s written election of such option, at Seller’s full risk and expense.

8.0    PURCHASE ORDERS AND INVENTORY MANAGEMENT

8.1    Submission of Purchase Orders. Subject to the provisions of Section 12.1(b) below, Buyer shall place Purchase Orders preferably via EDI (Electronic Data Interface) for such quantities of Products according to the Forecasts. Purchase Orders shall include: (i) a description of the Products by part number and/or a description of the Service; (ii) the quantity of the Products; (c) the price for the Products; (d) the Delivery Date or shipping schedule of Products, or the performance date or schedule of a Service; (e) the location to which the Products is to be shipped and/or where the Service will be performed; and (f) transportation instructions.

(a)    To the extent that the terms of any Purchase Order or any Seller’s corresponding quotation, order acknowledgment, or invoice conflict herewith, this Agreement shall be controlling unless both Seller and Buyer expressly agree to the contrary in writings and terms, as may be appropriate under the circumstances.

(b)    Buyer shall not be obligated to issue Purchase Orders for any Products or Services whatsoever, unless otherwise set forth in this Agreement. Buyer shall be responsible only for those Products and/or Services for which it has issued a Purchase Order under this Agreement, unless otherwise agreed in writing by Buyer.

8.2    Acceptance of Purchase Orders. Seller shall send a written acceptance or rejection of a Purchase Order issued by Buyer within a reasonable time after receipt thereof. A Purchase Order may only be accepted in writing, and Seller shall not be deemed to have accepted a Purchase Order if it fails to respond within a particular time period or by virtue of commencing performance. As long as Buyer is submitting Purchase Orders consistent with the provisions set forth in this Agreement, Seller shall not unreasonably reject, withhold, condition or delay its acceptance of any Purchase Order(s).

SiTime—Bosch: Development and Manufacturing Agreement

9.0    INVOICING AND PAYMENT

9.1    Payment. Payment is made when Buyer’s funds transfer. Payment of an invoice shall not constitute Acceptance of the Products or Service. Buyer shall have the right to dispute invoices due to a good faith dispute of fees or invoices, or for non-conforming Services.

9.2    Invoices. Original hard-copy invoices shall be mailed, delivered by courier, or if approved by Buyer, submitted by EDI (Electronic Data Interface) or other approved web-based transmission. Invoices shall be net of any applicable discounts, penalties and/or credits, and shall include: purchase agreement number, Purchase Order number, line item number, part number, complete bill to address, description of Products, quantities, Buyer part number, listing of and dates of the Services to be provided, unit prices and extended totals in U.S. dollars. Any applicable taxes or other charges, such as transportation charges, duties, customs, tariffs, imposts, and government imposed surcharges, shall be identified and stated separately on Seller’s invoice.

9.3    Payment Terms. Payment on all Products and Services shall be [*] (net of any applicable discounts, penalties, and/or credits) within [*] after date of an accurate original invoice.

10.0    TERMINATION OF OR CHANGES TO PURCHASE ORDERS

10.1    Termination for Convenience. Buyer may terminate any Purchase Order placed hereunder, in whole or in part, prior to shipment for its sole convenience, by giving written notice of termination to Seller. If the cancellation occurs after the Seller has begun to incur costs for the Lot related to the cancelled Purchase Order, Buyer shall be liable to Seller for the part price unless Buyer immediately withdraws its termination of the Purchase Order.

10.2    Rescheduled Products. Buyer may reschedule any Purchase Orders prior to the “[*]” of Lead Time for Product Types by providing written notice, which will take effect immediately upon receipt. Purchase Order quantities may be increased or decreased by Buyer by as much as [*] from the original quantities up to the Lead Time of the Product Types prior to the expected shipping date.

11.0    CONTINGENCIES

11.1    Force Majeure. Neither Party shall be responsible for its failure to perform due to causes beyond its reasonable control such as acts of God, fire, theft, war, riot, embargoes or acts of civil or military authorities (collectively, “Force Majeure”). If delivery of Products or the performance of Services is to be delayed by such acts of Force Majeure, Seller shall immediately notify Buyer in writing. If the delay is greater than [*] from the date of the notice, Buyer will have the option, in its sole discretion, to either (a) extend time of Delivery or performance; or (b) terminate the uncompleted portion of the Purchase Order at no cost or liability of any nature to Buyer.

12.0    FORECASTS, DELIVERY, AND PURCHASE ORDERS

12.1    Forecasts. During the term of this Agreement Buyer shall provide to Seller in writing, on a [*] basis, a rolling forecast (the “Rolling Forecast”) showing at least [*] of [*] of the required Products, with Product-mix shown by Product Type and divided into [*]. Buyer will update the [*] in the Rolling Forecast each [*]. If Seller’s standard production lead time for a particular [*] or Product Type exceeds the Lead-Times required by Section 4.10, the Seller shall immediately notify Buyer of the additional lead time, and Buyer’s Forecast with respect to such [*] or Product shall be done according to the agreed upon lead times.

SiTime—Bosch: Development and Manufacturing Agreement

Seller shall, as reasonably required by Buyer, participate in Buyer’s forecasting process, and Buyer may supply a rolling Forecast of required Delivery dates to the Seller at such times and for such periods as determined in the Agreement.

The following provisions apply to raw materials for the Products.

(a)    Based on the Rolling Forecast, Seller shall order raw materials for the Products according to the following terms:

(i)    Seller shall maintain an average of [*] worth of inventory of raw materials for the Products, consistent with the quantities in the Rolling Forecast.

(ii)    In addition to the inventory of raw materials maintained pursuant to subsection 12.1(a), Seller shall have on average [*] worth of raw materials for the products on order with its respective raw materials supplier(s), consistent with the quantities in the Rolling Forecast.

(b)    Seller shall use the raw materials on a “first in first out” (FIFO) basis. Following this principle and under consideration of Buyer’s demand preferences, Seller will decide on the schedule to load raw material into production based on Buyer’s orders and Sellers’s available capacities.

(c)    Seller shall provide to Buyer, on a [*] basis, a “Raw Material Aging Report” showing the stock entry date and age in days [*] for raw materials ordered pursuant to this Agreement. Buyer shall promptly review the Raw Material Aging Report each [*].

(d)    In the event that raw materials ordered by Seller pursuant to this Agreement have not been used in production or otherwise disposed of within [*] after receipt by Seller, Buyer shall select one of the two following options with respect to such raw materials:

(i)    Buyback of raw materials. Buyer shall issue a purchase order to Bosch for the subject raw materials. The purchase price for such raw materials shall be the total cost of ownership of Seller. As used in this Agreement, “total cost of ownership” shall include the purchase price of the raw materials, storage costs, shipping and packaging costs, scrapping costs (if applicable), and other related costs. Upon issuance of the purchase order. Seller shall ship the subject raw materials to Buyer. The subject raw materials will not be reused at Seller or incorporated into the Products.

(ii)    Scrap of raw materials. Buyer shall issue a purchase order to Seller for the subject raw materials. The purchase price for such raw materials shall be the total cost of ownership of Seller. Upon issuance of the purchase order, Seller shall scrap the subject raw materials.

Buyer is obligated to select one of these two options for all raw materials that have been in Seller’s possession for [*] or longer, as shown in the Raw Material Aging Reports. If Buyer does not select one of these two options in writing within [*] after receipt of the applicable Raw Material Aging Report, Seller shall scrap the subject raw materials and Buyer shall be obligated to pay Seller’s total cost of ownership for the subject raw materials.

12.2    Notice of Delays. Seller shall notify Buyer as promptly as practicable, but in any event within 48 hours of normal business hours of becoming aware of a potential delay, if Seller is unable to make any scheduled Delivery of Products or perform Services as scheduled, and state the reasons for such delay. Such notification by Seller shall not affect Buyer’s termination rights or other remedies under this Agreement.

SiTime—Bosch: Development and Manufacturing Agreement

12.3    Shipping Terms. Products shall be shipped: [*] ([*]). Title and risk of loss shall pass to Buyer upon delivery to Buyer’s specified carrier for shipment.

12.4    Late Deliveries. Delivery made within [*] of the delivery dates specified in Purchase Orders and in accordance with 12.3 “Shipping Terms” accepted by Seller are deemed timely delivery. Buyer shall not be entitled to damages or specific performance for any material failure by Seller to timely meet such delivery schedules when such failure is the result of any act or omission of Buyer, its employees or Agents. For each [*] of late delivery a price reduction of [*] penalty will applied up to but not exceeding [*]. Late Deliveries of any Products shall be subject to special Purchase Order cancelation rights of Buyer in accordance with the following:

(a)    Purchase Order cancelation. At Buyer’s option, Buyer may cancel lots which are late delivery as defined above by written notice to the Seller. In this case the [*] as defined in the section 10.2 and the raw materials provisions in section 12.1(d) will not apply and Buyer will not be obligated to pay for the late product or any associated shipping costs. Canceled lots shall be returned to Seller at Seller’s expense.

12.5    Packaging and Ship Date. Seller shall package, or cause the packaging of, the Production Wafers, Pre-Production Wafers or Development Wafers for secure shipment according to good manufacturing practices in consideration of the method of shipment chosen, such as Wafer shipping box containing up to [*] (e.g. [*]). The date of the bill of lading or other receipt issued by the carrier shall be proof of the date and fact of shipment of the Products, or Production Wafers, Pre-Production Wafers or Development Wafers.

12.6    Partial Shipments. Partial shipments are allowed if approved by the Buyer, so long as full shipment of the appropriate quantities is made by [*] of delivery dates specified in Purchase Orders accepted by Seller. Such partial shipments may be invoiced individually or in combination with all the other partial shipments made for the same Purchase Orders.

Notwithstanding any contrary term of this Agreement, Seller is permitted to deliver quantities of Products that vary by up to [*] from the quantities specified in the corresponding order issued by Buyer, and such quantities shall be deemed to satisfy Seller’s delivery obligations under this Agreement.

12.7    Approved Changes. Configuration and other Buyer-requested or Buyer-approved changes that result in Delivery Date changes will be reflected in a change order to the Purchase Order, showing the revised configuration and Delivery Dates.

12.8    Delivery Not Acceptance. Delivery shall not constitute Acceptance of Products.

13.0    OWNERSHIP AND BAILMENT RESPONSIBILITIES

13.1    Ownership. Each Party owns the Intellectual Property contributed by such Party, unless otherwise agreed in writing.

14.0    TERMINATION OF AGREEMENT

14.1    Termination for Convenience. Subject to the below, either Party may, for any reason or for no reason whatsoever, terminate this Agreement, in whole, or in part, upon providing three (3) years advance written notice to the other Party. A Party’s right to exercise its termination rights under this Section 14.1 shall not be available until after seven (7) years from the Effective Date.

SiTime—Bosch: Development and Manufacturing Agreement

14.2    Termination for Cause. Either Party may suspend its performance and/or terminate this Agreement or any Purchase Order immediately upon written notice at any time if:

(a)    The other Party is in material breach of any warranty, term, condition or covenant of this Agreement, other than those contained in the confidentiality terms of this Agreement, and fails to cure that breach within thirty (30) days after written notice of that breach;

(b)    The other Party breaches the confidentiality terms of this Agreement; or

(c)    The other Party: (i) becomes insolvent (under Chapter 7 or Chapter 11 under the U.S. code); (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) dissolves, liquidates, or ceases to conduct business; or (v) makes an assignment for the benefit of creditors.

14.3    Effect of Termination. Upon termination of this Agreement for any reason other than due to uncured default by Buyer, unless otherwise agreed to by Buyer in writing, Seller shall remain obligated to satisfy, complete and fulfill any and all pending or open Purchase Orders submitted by Buyer;

At Buyers option, upon termination of this Agreement, Seller shall, to the extent and at times specified by Buyer, stop all work on outstanding Products, incur no further direct cost, and protect all property in which Buyer has or may acquire an interest pursuant to the terms of this Agreement;

If Services are included in this Agreement and have been paid for by Buyer, Seller shall reimburse Buyer for Services not performed;

If this Agreement is terminated by Buyer for cause, then Buyer, in addition to any other rights provided herein, may require Seller to deliver to Buyer any completed Products;

Upon expiration or termination of this Agreement, Buyer shall pay Seller for all Services performed through the effective date of expiration or termination, including any Service completed by Seller thereafter at Buyer’s request, as well as all materials in Seller’s possession for performance of its obligations under this Agreement. For completed Products(s) delivered to and ordered by Buyer, payments will be in an amount agreed upon by Seller and Buyer, not to exceed the contract price specified in the applicable Purchase Order. However, Seller’s obligation hereunder to carry out Buyer’s directions as to protection and preservation will not be contingent upon prior agreement as to such amount. Seller will promptly present Buyer with its assessment of the completed Products and materials delivered to Buyer. In the event Buyer does not agree with Seller’s assessment, Buyer will present its own assessment to Seller, and the Parties will negotiate in good faith to resolve the difference; and

Promptly upon the termination of this Agreement for any reason, the Parties shall return to the other Party or destroy any and all Confidential Information received from the other Party, including, without limitation, all specifications, models, prototypes, samples, mask works, as-built drawings or information, and other technical data related to the Buyer and/or its Products, and all copies thereof, in the possession, custody or control of the receiving Party as far as in compliance with the laws.

SiTime—Bosch: Development and Manufacturing Agreement

15.0    CONFIDENTIALITY

15.1    Confidential Information. During the course of this Agreement, either Party may have or may be provided access to the other’s Confidential Information and materials. If information and materials are marked in a manner reasonably intended to make the recipient aware, or the recipient is sent written notice within thirty (30) days of disclosure, that the information and materials are “Confidential”, each Party agrees to maintain such information in accordance with the terms of this Agreement and any separate nondisclosure agreement between Buyer and Seller. At a minimum, each Party agrees to maintain such Confidential Information in strict confidence and limit disclosure on a ‘need to know basis’, shall implement reasonable procedures to prohibit disclosure, and take all reasonable precautions to prevent unauthorized disclosure, and treat such Confidential Information as it treats its own information of a similar nature and with no less than reasonable care, until the Confidential Information becomes rightfully available to the public through no fault of the recipient. Neither Party shall disclose to any third party (except the other Party’s employees and contractors, on a need to know basis) the other party’s Confidential Information without such other Party’s prior written consent. Each Party shall ensure that all of its contractors who may have access to the other party’s Confidential Information are bound by written agreements containing restrictions on use and disclosure substantially similar to the confidentiality restrictions contained in this Agreement before being provided access to such Confidential Information. The Parties shall not use any of the other Party’s Confidential Information for purposes other than those purposes that are necessary to directly further the purposes of this Agreement. Employees and contractors of each of the Parties who access the other Party’s facilities may be required to sign a separate access agreement prior to admittance to such facilities. Upon the earlier of (a) termination of this Agreement; and (b) request by the disclosing Party, each Party will return to the other Party all Confidential Information (including copies thereof) of the other Party, or, pursuant to the other Party’s written instructions, destroy all materials in its possession containing Confidential Information of the other Party, and provide a certificate of destruction. Returned Confidential Information shall be shipped freight collect.

16.0    INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE GRANTS

16.1    Ownership and Grant of License. Each Party shall retain all rights, titles and interest in and to its Intellectual Property and improvements thereto, and all other Intellectual Property which is made, created, conceived, developed, or reduced to practice by such Party herein or its employees without reference or use of any Intellectual Property or improvements of the other Party. SiTime hereby grants to Bosch, throughout the term of this Agreement, a limited, non-transferable non-exclusive, royalty-free license to use SiTime’s Intellectual Property and SiTime’s improvements thereto, associated therewith (collectively, the “SiTime Rights”), for the limited and sole purpose of performing the manufacturing work under this agreement or purchase agreements with SiTime. All other rights to use Intellectual Property rights of the other Party have been agreed upon under the License and Technical Agreement dated December 1st, 2004.

16.2    Joint Results, Improvements or Inventions; Disclosure of Bosch Sole Developments

Any and all joint results, improvements or inventions, patentable or not, jointly made by the Parties during the course of performing their obligations hereunder, shall be joint property of the Parties. Results, improvements or inventions shall be deemed jointly made if employees of SiTime and Bosch contribute to the development work for such result, improvement or invention and such contribution is not insignificant with respect to the contribution of the employee(s) of the other Party. Each Party hereby assigns to the other Party a one-half undivided interest in and to such joint results, improvements or inventions made by the Parties in accordance with this Section 16.2.

SiTime—Bosch: Development and Manufacturing Agreement

As regards jointly made results, improvements or inventions the Parties shall jointly determine (1) whether an application for an intellectual property right shall be filed, (2) the Party who will file such application, and (3) the countries in which such application is to be filed. The expenses of such application and of the maintenance of the intellectual property rights shall be borne by the Parties in equal parts. Either Party and its Affiliated Companies shall have the right to use such intellectual property right without payment to the other Party.

Licenses of any joint result, improvement or invention to be made by one Party to a third party which is not an Affiliated Company, require the prior written approval of the other Party. For clarity, the foregoing restriction applies solely to licenses granted to a third party for use by such third party for its own benefit and does not restrict a Party from granting licenses to its customers or to a third party for use on behalf of such Party (e.g., manufacturer, contractor, distributor). If a Party is not or no longer prepared to participate in the application or maintenance of intellectual property rights for joint results, improvements or inventions, the other Party shall be entitled to the sole ownership of such intellectual property right; the first mentioned Party and their Affiliated Companies retain the right to use such intellectual property right without any payment to the other Party and without limitation in time. The same applies if a Party is not or no longer prepared to apply for or maintain an intellectual property right in a particular country. Each Party agrees to take such action and execute such documents as are requested by the other Party to effect the provisions of this Section 16.2 including, without limitation, providing documents in such recordable form as is deemed required or necessary by each Party.

With respect to any modification ([*]) of the [*] transferred by SiTime to Bosch which Bosch shall make during the implementation of the [*] and during the supply of SiTime with the Product and for which a patent application has been or is intended to be filed and that is not currently licensed to SiTime under the License and Technical Agreement and is not jointly owned by the Parties pursuant to this Section 16.2 (“New Bosch IP”), Bosch shall: (i) inform SiTime of such New Bosch IP to allow SiTime to decide whether the New Bosch IP shall be used for the Product manufactured by Bosch, and (ii) subject to such modification has been released by SiTime for Products manufactured by Bosch and upon SiTime’s request, Bosch will enter into good faith negotiations to license such New Bosch IP to SiTime for use by SiTime with such Product in the [*] (as defined in the License and Technical Assistance Agreement) including the right to have manufactured the Product for supply to SiTime under reasonable terms and conditions. For clarity, Bosch shall not use any New Bosch IP with respect to the manufacturing of the Products without SiTime’s prior written agreement to such use.

17.0    CUSTOMS CLEARANCE

Upon Buyer’s request, Seller, at Seller’s expense, shall promptly provide Buyer with a statement of origin for all Products and with applicable customs documentation for Products wholly or partially manufactured outside of the country of import. Customs documentation includes, but is not limited to: (a) Certificates of Delivery (“CD”) for Products which were imported into the United States by Seller and sold directly to Buyer as imported goods; or (b) Certificates of Manufacture and Delivery (“CMD”) for Products which were imported and then further manufactured by Seller and sold directly to Buyer. The CD or CMD shall be used only for the purpose of obtaining duty drawbacks. Descriptions of merchandise on each CD or CMD must reference both Buyer’s and Seller’s part numbers.

18.0    GENERAL INDEMNIFICATION

18.1    Indemnification. Each Party hereby agrees to defend, indemnify and hold the other Party, its affiliates, subsidiaries, agents, employees or contractors harmless from and against any and all third party claims, and all damages, claims, losses, demands, penalties, or liabilities and expenses (including reasonable attorneys’ fees) attributable thereto, arising out of or in connection with the performance of

SiTime—Bosch: Development and Manufacturing Agreement

this Agreement (or lack thereof), including but not limited to third party claims regarding intellectual property infringement, claims that result in death or bodily injury to any person, destruction or damage to any property, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, regulation, or orders, to the extent caused, by (a) a Party’s breach of any term or provision of this Agreement; or (b) any negligent act, errors or omission of the other Party, its affiliates, subsidiaries, agents, employees or subcontractors in the performance of Services under this Agreement. The indemnification obligations set forth herein are conditioned upon a Party notifying the other Party in writing of any such claim or action, and giving the indemnifying Party sole control of the defense and/or settlement of such action.

19.0    INDEPENDENT CONTRACTOR

In performing Services under this Agreement, Seller shall be deemed an independent contractor. Its personnel and other representatives shall not be deemed agents or employees of Buyer. As an independent contractor, Seller will be solely responsible for determining the means and methods of its performance under this Agreement. Nothing contained in this Agreement or in any Statement of Work shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the Parties or between Seller’s and Buyer’s employees. Seller shall have complete charge and responsibility for personnel employed by Seller. Neither party shall have any right, power, or authority, express or implied, to bind the other.

20.0    ENTIRE AGREEMENT, MODIFICATION, WAIVER, REMEDIES AND SEVERABILITY, LIMITATION ON LIABILITY

20.1    Entire Agreement/Modifications. This Agreement, including any Exhibits and amendments hereto, contains the entire understanding between Buyer and Seller with respect to the subject matter hereof, and supersedes the Original Agreement and all other prior and contemporaneous agreements, dealings and negotiations, except for (i) the License and Technical Assistance Agreement, (ii) the Agreement Regarding [*] for [*] for Ramp-up of [*] including the amendments, (iii) the Agreement Regarding [*] for [*] for Ramp-up of [*] including the amendments, (vi) active [*] and [*] for the Products (Including [*]), which shall remain binding, in full force and affect. For the avoidance of doubt, the Original Agreement is hereby canceled and shall have no further effect. No modification, alteration, supplement or amendment shall be effective or binding unless made in writing, dated and signed by duly authorized representatives of both Parties.

20.2    Waivers. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach. If either party should choose not to enforce any provision of this Agreement at any time, such waiver shall not bar subsequent enforcement of such provision at a later time.

20.3    Severability. Should any provision of this Agreement be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such determination shall not affect or invalidate the whole of this Agreement or the validity of the remaining provisions. Any invalid condition shall much rather be replaced by a reasonable provision which is permissible under the law and which comes closest to the economical intent of the original provision.

20.4    Limitation on Liability.

SUBJECT TO THE INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING LOST PROFITS OR LOSS OF BUSINESS) HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SiTime—Bosch: Development and Manufacturing Agreement

In no event shall Sellers’s cumulative liability to Buyer for all claims arising out of or related to this Agreement during a calendar year exceed $5,000,000 (five million U.S. dollars), whether such liability is based on breach of contract, breach of warranty, tort, strict liability, or any other basis. In the event that the annual revenue for wafer business between SiTime and Bosch exceeds $10,000,000 (ten million U.S. dollars), the parties will negotiate in good faith to agree on a revised limitation of liability, which agreement shall be set forth in a writing signed by both Parties.

21.0    ASSIGNMENT

Neither Party may assign or factor any rights in, nor delegate any obligations under this Agreement or any portion thereof, without the written consent of the other Party. A change in control of a Party, whether by transfer of stock or assets, merger, consolidation or otherwise shall be deemed an assignment hereunder. An assignment by Bosch to an Affiliated Company shall be deemed no assignment hereunder. An assignment by SiTime to a Permitted Acquirer according to the License and Technical Assistance Agreement shall be deemed no assignment hereunder; provided, that an initial public offering (IPO) of Buyer shall not be considered a change of control or assignment for purposes of this Agreement. Any attempted assignment in violation of the provisions of this Section will be void and shall constitute material breach of this Agreement for purposes of Section 14.2(a) above. SiTime shall inform Bosch immediately upon any change of control of SiTime.

22.0    APPLICABLE LAW

This Agreement shall be construed and interpreted in accordance with the laws of the State of California, excluding California’s conflicts of law provisions. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The Parties agree that the predominance of this Agreement is the sale of goods, and agree that the California version of the Uniform Commercial Code, Article 2, shall be applicable to this Agreement.

23.0    DISPUTE RESOLUTION

All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: The senior management of both Parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the Parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation, including referral to the National Patent Board.

24.0    NOTICE

Unless otherwise agreed in writing by the Parties, all notices to SiTime Corporation and Bosch regarding this Agreement shall be sent as follows. For SiTime Corporation, send to Vice President of Operations, and to the SiTime Corporation, Corporate Controller, at the address listed below. For Bosch, send to Sales Manager and Sales Director at the address listed below. Notices are to be sent via mail courier and notices are effective upon receipt.

SiTime Corporation 5451 Patrick Henry Dr. Santa Clara, CA 95054	Robert Bosch LLC 15000 N. Haggerty Rd. Plymouth, MI 48170

SiTime—Bosch: Development and Manufacturing Agreement

25.0    SURVIVAL

The following Sections of this Agreement shall survive any expiration or termination hereof: 6 (Warranty), 14.3 (Effect of Termination), 15 (Confidentiality), 16 (Intellectual Property Ownership and License Grants), 18 (General Indemnification), 20.4 (Limitation of Liability) and 21 (Assignment). In addition, any right or legal obligation of a Party contained in any amendment, Agreement, other Exhibit, or a Statement of Work, which by its express term or nature extends for a period beyond the term of this Agreement, shall also survive the termination or expiration of this Agreement for such extended period.

(SIGNATURE PAGE FOLLOWS)

SiTime—Bosch: Development and Manufacturing Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives in Santa Clara, California, on the final date set forth below.

SITIME CORPORATION		ROBERT BOSCH LLC

Signed:	/s/ Rajesh Vashist	Signed:	/s/ Mark Freeborough
By:	Rajesh Vashist	By:	Mark Freeborough
Title:	CEO	Title:	Sales Director

Date:	23rd February 2017	Date:	15-Feb-2017

		Signed:	/s/ Timothy Frasier
		By:	Timothy Frasier
		Title:	Sr. VP Automotive Electronics

		Date:	2/15/2017

SiTime—Bosch: Development and Manufacturing Agreement